SCHEDULE 14C

                                 (RULE 14C-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

                     OF THE SECURITIES EXCHANGE ACT OF 1934


FILED BY REGISTRANT                         [X]

FILED BY PARTY OTHER THAN THE REGISTRANT    [ ]

CHECK THE APPROPRIATE BOX:

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                                                COMMISSION ONLY (AS PERMITTED BY
[X]  DEFINITIVE INFORMATION STATEMENT           RULE 14C-5(D)(2))


                               COMDIAL CORPORATION
 -------------------------------------------------------------------------------
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


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


                               COMDIAL CORPORATION
                               106 CATTLEMEN ROAD
                             SARASOTA, FLORIDA 34232

To Our Stockholders:

         The purpose of this letter is to inform you that we intend to take the following actions by written consent of our stockholders:

         1. To amend our Third Amended and Restated Certificate of Incorporation to decrease the authorized number of shares of capital stock from five hundred two million (502,000,000) shares to sixty-two million (62,000,000) shares consisting of sixty million (60,000,000) shares of common stock and two million (2,000,000) shares of preferred stock;

         2. To amend our Third Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors, so that each Director will serve for a one-year term.

         3. To amend our 2002 Employee and Non-Employee Director Stock Incentive Plan (our "Stock Incentive Plan") to provide for the increase in the number of shares available for issuance under the plan to one million (1,000,000), par value $0.01 per share.

         4. To re-elect six persons to our Board of Directors to serve until the next annual general meeting of stockholders and until their respective successors are elected and qualify.

         The holders of a majority of our outstanding common stock, owning approximately 74% of the outstanding shares of our common stock (the "Majority Stockholders"), have executed a written consent in favor of the actions described above. This consent will satisfy the stockholder approval requirement for the proposed action and allows us to take the proposed action on or after December 26, 2002.

         After the close of business on November 25, 2002, we effectuated a one-for-fifteen reverse stock split. All relevant common stock references in this letter have been adjusted to reflect the reverse stock split.

         WE ARE NOT ASKING FOR YOUR PROXY. Because the written consent of the Majority Stockholders satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law, our Third Amended and Restated Certificate of Incorporation and our By-Laws, we are not asking for a proxy and you are not requested to send one.

         The accompanying Information Statement is for information purposes only and explains the proposed amendments to our Third Amended and Restated Certificate of Incorporation, our Stock Incentive Plan, and the election of our Directors. Please read the accompanying Information Statement carefully.

                                  Order of the Board of Directors

                                 /s/ Ralph Dyer
                                 ------------------------------------
                                 Ralph Dyer, Secretary

December 6, 2002

                               COMDIAL CORPORATION
                               106 CATTLEMEN ROAD
                             SARASOTA, FLORIDA 34232

                                ________________


                              INFORMATION STATEMENT

                                DECEMBER 6, 2002

                                ________________

                      WE ARE NOT ASKING YOU FOR A PROXY AND

                    YOU ARE REQUESTED NOT TO SEND US A PROXY.

         This Information Statement is being mailed on or about December 6, 2002 to the stockholders of record of Comdial Corporation ("Comdial") at the close of business on November 14, 2002 (the "Record Date"). This Information Statement is being sent to you for information purposes only. No action is requested on your part.

         This Information Statement is being furnished to you to inform you of the adoption of resolutions (the "Stockholder Resolutions") by written consent by the holders of a majority (the "Majority Stockholders") of the outstanding shares of our common stock, par value $.01 per share ("Common Stock"). The resolutions adopted by the Majority Stockholders gives us the authority:

         1. To amend our Third Amended and Restated Certificate of Incorporation to decrease the authorized number of shares of capital stock from five hundred two million (502,000,000) shares to sixty-two million (62,000,000) shares consisting of sixty million (60,000,000) shares of common stock and two million (2,000,000) shares of preferred stock;

         2. To amend our Third Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors, so that each Director will serve for a one-year term.

         3. To amend our 2002 Employee and Non-Employee Director Stock Incentive Plan (the "Stock Incentive Plan") to provide for the increase in the number of shares available for issuance under the plan to one million (1,000,000), par value $0.01 per share.

         4. To re-elect six persons to our Board of Directors to serve until the next annual general meeting of stockholders and until their respective successors are elected and qualify.

         The board of directors of Comdial (the "Board of Directors") has adopted resolutions authorizing: (1) the amendment of our Third Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of capital stock and to declassify our Board of Directors, (2) the amendment of our 2002 Employee and Non-Employee Director Stock Incentive Plan to provide for an increase in the number of shares issuable under the plan, (3) the re-election of our Board of Directors, and recommended that the stockholders adopt resolutions approving the same.

         As of the close of business on the Record Date, we had an aggregate of 4,184,989 shares of our Common Stock outstanding and no shares of Preferred Stock outstanding. Each outstanding share of Common Stock is entitled to one vote per share.

         The affirmative consent of the holders of a majority of the issued and outstanding shares of our Common Stock was necessary to approve the Stockholder Resolution in the absence of a meeting of stockholders. The Majority Stockholders own approximately 74% of the outstanding shares of our Common Stock. Accordingly, the requisite stockholder approvals of the Stockholder Resolution was obtained by the execution of the Majority Stockholders' written consents in favor of such actions, allowing us to take the proposed actions on or after December 26, 2002.

         After the close of business on November 25, 2002, Comdial effectuated a one-for-fifteen reverse stock split. All relevant common stock references in this letter have been adjusted to reflect the reverse stock split.

   STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON NOVEMBER 14, 2002 SHALL
               BE ENTITLED TO RECEIVE THIS INFORMATION STATEMENT.

                                             BY ORDER OF THE BOARD OF DIRECTORS,

                                             /s/ Ralph Dyer
                                             -----------------------------------
                                             Ralph Dyer, Secretary

This Information Statement is first being mailed on or about December 6, 2002. This Information Statement constitutes notice to our stockholders of corporate action by stockholders without a meeting as required by Section 228 of the Delaware General Corporation Law.

The expenses of mailing this Information Statement will be borne by Comdial, including expenses in connection with the preparation and mailing of this Information Statement and all documents that now accompany or may hereafter supplement it. It is contemplated that brokerage houses, custodians, nominees, and fiduciaries will be requested to forward this Information Statement to the beneficial owners of our Common Stock held of record by such persons and that we will reimburse them for their reasonable expenses incurred in connection therewith.

                                TABLE OF CONTENTS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ................2

RESOLUTION #1  DECREASE IN AUTHORIZED SHARES ..................................4
         General ..............................................................4
         Outstanding Shares and Voting Rights..................................4
         Consent Required .....................................................4
         Purpose ..............................................................4

RESOLUTION #2  DECLASSIFICATION OF OUR BOARD OF DIRECTORS .....................4
         General ..............................................................4
         Outstanding Shares and Voting Rights .................................4
         Consent Required .....................................................5
         Purpose ..............................................................5

RESOLUTION #3  AMENDMENT TO THE 2002 EMPLOYEE AND NON-EMPLOYEE DIRECTOR
STOCK INCENTIVE PLAN ..........................................................5
         Background and Purpose ...............................................5
         Reasons for the Proposal .............................................5
         Vote Required ........................................................5
         Summary of the Plan ..................................................6
         Federal Income Tax Consequences ......................................7

Resolution #4  Election of Directors ..........................................8
         General ..............................................................8
         Consent Required .....................................................8
         Purpose ..............................................................8
         Directors ............................................................8
         Board Meetings .......................................................9
         Committees ...........................................................9
         Compensation of Directors ...........................................10
         Executive Officers of the Company ...................................11
         Family Relationships ................................................12
         Involvement in Certain Legal Proceedings ............................12
         Certain Relationships and Transactions ..............................12
         Executive Compensation ..............................................12
         Five Year Total Stockholder Return ..................................12
         Compliance with Section 16(a) of the Securities and
           Exchange Act of 1934 ..............................................13
         Report of the Compensation Committee of the Board of Directors ......14
         Summary Compensation Table ..........................................15
         Stock Options .......................................................16
         Pension Plan / Benefit Restoration Plan .............................17
         Alternative Pension Plan Disclosure .................................18
         Executive Severance Plan ............................................18
         Employment Agreements ...............................................19

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON ......................20
         Description of Our Common Stock .....................................20
         Voting Rights .......................................................21

INDEX TO EXHIBITS ............................................................22

EXHIBIT A:  FORM OF FOURTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

EXHIBIT B:  FORM OF AMENDED 2002 EMPLOYEE AND NON-EMPLOYEE DIRECTOR STOCK
            INCENTIVE PLAN

EXHIBIT C:  FORM OF EMPLOYMENT AGREEMENT BY AND BETWEEN COMDIAL CORPORATION AND
            TRAVIS LEE PROVOW

EXHIBIT D:  FORM OF EMPLOYMENT LETTER TO KENNETH CLINEBELL FROM COMDIAL
            CORPORATION

         This Information Statement is being provided to you solely for your information. The stockholders holding a majority of the outstanding voting Common Stock of Comdial (the "Majority Stockholders") have already agreed:

         1. To amend our Third Amended and Restated Certificate of Incorporation to decrease the authorized number of shares of capital stock from five hundred two million (502,000,000) shares to sixty-two million (62,000,000) shares consisting of sixty million (60,000,000) shares of common stock and two million (2,000,000) shares of preferred stock;

         2. To amend our Third Amended and Restated Certificate of Incorporation to provide for the declassification of our Board of Directors, so that each Director will serve for one-year term(s).

         3. To amend our 2002 Employee and Non-Employee Director Stock Incentive Plan (the "Stock Incentive Plan") to provide for the increase in the number of shares available for issuance under the plan to one million (1,000,000), par value $0.01 per share.

         4. To re-elect six persons to our Board of Directors to serve until the next annual general meeting of stockholders and until their respective successors are elected and qualify.

         REVERSE STOCK SPLIT

         As of the close of business on November 25, 2002, the Company effectuated a reverse stock split of its Common Stock having a ratio of one-for-fifteen (1:15) (the "Reverse Stock Split"). All references to Common Stock in this Information Statement are on a post Reverse Stock Split basis and have been adjusted, unless otherwise indicated.

         CHANGE IN CONTROL OF THE COMPANY

         As a result of its purchase on June 21, 2002 of Bridge Notes in the Bridge Financing, ComVest became the beneficial owner of the 1,555,167 shares of Common Stock issuable upon conversion of such Bridge Notes, representing approximately 71.25% of our outstanding shares of Common Stock as of June 21, 2002. ComVest Management LLC ("ComVest Management"), the general partner of ComVest, may be deemed to beneficially own such shares. ComVest used $1,750,000 of working capital to acquire the Bridge Notes.

         As a result of the Bridge Financing, the Advisory Agreement and related transactions that occurred on June 21, 2002, Michael S. Falk became the beneficial owner of an aggregate of 1,657,726 shares of our Common Stock, representing approximately 72.7% of the issued and outstanding shares of Common Stock of the Company as of June 21, 2002, as follows: (i) the 1,555,167 shares of Common Stock beneficially owned by ComVest, (ii) the 49,506 shares beneficially owned by Commonwealth, (iii) his 6,619 Advisory Shares, and (iv) the 46,434 shares issuable upon exercise of his Advisory Warrants. Mr. Falk is the Chairman and controlling equity owner of Commonwealth Associates Management Corp. (the general partner of Commonwealth and the parent company of ComVest Management) and a manager of ComVest Management. Mr. Falk received his Advisory Shares and Advisory Warrants as a distribution from Commonwealth to its employees and affiliates.

         As a result of these issuances of securities and the change in the majority of the members of the Board of Directors, there has been a change in control of the Company. The Board of Directors obtained a fairness opinion from the investment banking firm of Raymond James & Associates, Inc. in connection with the Bridge Financing.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following tables set forth information, as of November 18, 2002, as to the beneficial ownership of the Common Stock by (i) each stockholder known by us to own beneficially five percent or more of the outstanding shares; (ii) each of our directors; (iii) each Named Executive Officer of the Company; and (iv) all of our executive officers and directors as a group, together with their percentage ownership and voting power.


                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
                                                                  OWNERSHIP               PERCENT OF CLASS
        NAME AND ADDRESS OF BENEFICIAL OWNER                         (1)                         (1)

ComVest Venture Partners, L.P.(3)                               3,322,459 (2)                  61.31%
Michael S. Falk (3)                                             3,667,046 (4)                  63.87%
Keith Rosenbloom (5)                                               46,675 (6)                      *
Travis L. Provow (5)                                               66,333 (7)                      *
Sanford Schlitt (5)                                                   667 (8)                      *
Edwin W. Cooperman (5)                                                *                           *
Nickolas A. Branica (5)                                           676,004 (9)                  15.36%
Paul K. Suijk (5)                                                  99,052 (10)                  2.31%
Lawrence K. Tate (5)                                                  709                          *
Joe D. Ford (5)                                                       312                          *
Robert Priddy                                                   1,093,859 (11)                 22.56%
Shea Ventures, LLC                                              1,559,344 (12)                 29.30%
Winfield Capital Corp.                                           366,667 (13)                   8.06%

All directors and named officers as a group                     4,457,392                      61.06%
(9 persons)


___________________
* Less than one percent.

(1) The amount and percentage of securities beneficially owned by an individual are determined in accordance with the definition of beneficial ownership set forth in the regulations of the Securities and Exchange Commission. Such amounts may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power or has the right to acquire within 60 days after November 18, 2002. Beneficial ownership may be disclaimed as to certain of the securities. Unless otherwise indicated, the persons and entities named have sole voting and dispositive power over their shares. The table above sets forth beneficial ownership and percentages of beneficial ownership of Common Stock.

(2) Includes 2,221,667 shares owned, plus warrants to purchase 1,100,792 shares at $0.15 per share. ComVest is a Delaware limited partnership whose principal business is investing in securities.

(3) The address for ComVest Venture Partners, L.P., ComVest Management, LLC, Commonwealth Associates, L.P., and Michael S. Falk is 830 Third Avenue, 4th Floor, New York, NY 10022.

(4) Mr. Falk is a manager of ComVest Management and is Chairman and principal stockholder of Commonwealth Associates Management Company, Inc. ("CAMC"), which is general partner of Commonwealth Associates, L.P. ("Commonwealth"). Commonwealth was issued 24,435 shares of Common Stock and was granted warrants to purchase 226,947 shares of Common Stock pursuant to an advisory agreement between the Company and Commonwealth. Commonwealth subsequently distributed 16,625 of the shares and 200,989 of the warrants to its partners, including Mr. Falk and Messrs. Provow and Rosenbloom. In his capacity as Chairman and controlling equity owner of CAMC, Mr. Falk may be deemed to share indirect voting and dispositive power with respect to the shares beneficially owned by CAMC, ComVest and Commonwealth and may therefore be deemed to be beneficial owner of such securities. In addition, Mr. Falk is the majority member of Commonwealth Associates Group Holdings, LLC ("Commonwealth Holdings"), and may therefore be deemed to be beneficial owner of securities beneficially owned by Commonwealth Holdings. Accordingly, Mr. Falk may be deemed to be beneficial owner of an aggregate of 3,667,046 shares as follows: (i) 6,619 shares owned,
(ii) warrants to purchase 250,104 shares at $0.15 per share, (iii) 26,091 shares beneficially owned by Commonwealth, (iv) 3,322,458 shares beneficially owned by ComVest, and (v) 61,774 shares beneficially owned by Commonwealth Holdings.

(5) c/o Comdial Corporation, 106 Cattlemen Road, Sarasota, Florida 34232

(6) Includes 898 shares owned, plus warrants to purchase 45,777 shares at $0.15 per share.

(7) Includes 2,736 shares owned, plus warrants to purchase 63,596 shares at $0.15 per share.

(8) Represents shares issuable upon the exercise of stock options.

(9) Includes: (i) 33,334 options; (ii) 460,339 shares owned and (iii) 11,771 shares issuable upon the exercise of stock options; and (iii) warrants to purchase 170,560 shares at $0.15 per share. The options and warrants described in parts (i) and (iii) above were granted pursuant to an amendment to Mr. Branica's employment agreement dated June 20, 2002.

(10) Includes 2,762 shares owned, 51,290 shares issuable upon the exercise of stock options, and shares issuable upon the exercise of stock warrants to purchase 45,000 shares at $0.15 per share, all of which were granted pursuant to an amendment to the terms of Mr. Suijk's continued employment with the Company dated June 20, 2002.

(11) Includes 422,950 shares owned, plus warrants to purchase 670,859 shares at $0.15 per share. Mr. Priddy has a business address of 3435 Kingsboro Road, Apt. 1601, Atlanta, GA 30826.

(12) Includes 422,117 shares owned, plus warrants to purchase 1,137,227 shares at $0.15 per share. Shea Ventures, LLC has a business address of 655 Brea Canyon Road, Walnut, CA 91789.

(13) Represents warrants to purchase 366,667 shares at $0.15 per share. Winfield Capital Corp. has a business address of 237 Mamaroneck Avenue, White Plains, NY 10605.

                                  RESOLUTION #1

                          DECREASE IN AUTHORIZED SHARES

GENERAL

         Article 3 of our Third Amended and Restated Certificate of Incorporation (our "Certificate of Incorporation") currently authorizes us to issue up to 502,000,000 shares of capital stock consisting of 500,000,000 shares of our Common Stock and 2,000,000 shares of Preferred Stock, 1,000,000 shares of which are designated as Series B Alternate Rate Cumulative Convertible Preferred Stock (the "Series B Preferred Stock"). As of November 14, 2002 (the "Record Date") there were 4,184,989 shares of our Common Stock and no shares of Preferred Stock outstanding. We have reserved for issuance approximately 6,500,000 additional shares of our Common Stock for the conversion of outstanding derivative securities, excluding the number of shares required for the conversion of the promissory notes and warrants issued by us to investors and the placement agent in connection with the private placements, described herein. The Amendment to our Certificate of Incorporation (the "Amendment") attached hereto as Exhibit A, will decrease the number of authorized shares of our Common Stock by 440,000,000 shares to an aggregate number of authorized shares of our Common Stock of 60,000,000 shares. In addition, the Amendment will change the Series B Preferred Stock to ordinary blank check Preferred Stock. The number of authorized shares of Preferred Stock will remain at 2,000,000 shares.

OUTSTANDING SHARES AND VOTING RIGHTS

         As of the Record Date we had 4,184,989 shares of Common Stock issued and outstanding, held by approximately 900 stockholders of record. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of our Common Stock is entitled to one (1) vote. The holders of a majority of our outstanding common stock (the "Majority Stockholders") have consented to the Amendment.

CONSENT REQUIRED

         Approval of the Amendment required the consent of the holders of a majority of the outstanding shares of our Common Stock, as of the Record Date. The Majority Stockholders, who owned approximately 74% of the outstanding shares of our Common Stock as of the Record Date, have given their consent to the Amendment and accordingly, the requisite stockholder approval of the Amended Certificate was obtained by the execution of the Majority Stockholders' written consent in favor of the Amendment.

PURPOSE

         On November 25, 2002, we effectuated the Reverse Stock Split having a ratio of one-for-fifteen (1:15). Pursuant to the Reverse Stock Split, the Company no longer needs the number of shares authorized. In addition, by reducing the number of authorized shares, the Company expects to lower its Delaware franchise tax liability.

         No further action by our stockholders will be necessary or sought prior to the issuance of the shares of our Common Stock that we will be authorized to issue after the Amendment is effective.

                                  RESOLUTION #2

                   DECLASSIFICATION OF OUR BOARD OF DIRECTORS

GENERAL

         Article 6 of our Certificate of Incorporation currently provides for our Board to consist of three classes of directors, each class serving for staggered three year terms. The Board of Directors believes that it is in the best interest of the Company to Amend the Certificate of Incorporation to declassify the Board of Directors resulting in directors being elected for one-year terms. The Amendment, attached hereto as Exhibit A, provides for one class of directors, with each director serving until the next annual meeting of the Company.

OUTSTANDING SHARES AND VOTING RIGHTS

         As of the Record Date we had approximately 4,184,989 shares of Common Stock issued and outstanding, held by approximately 900 stockholders of record. These are the securities that would have been entitled to vote if a meeting was required to be held. Each share of our Common Stock is entitled to one (1) vote. The Majority Stockholders have consented to the Amendment.

CONSENT REQUIRED

         Approval of the Amendment required the consent of the holders of a majority of the outstanding shares of our Common Stock, as of the Record Date. The Majority Stockholders, who owned approximately 74% of the outstanding shares of our Common Stock as of the Record Date, have given their consent to the Amendment and accordingly, the requisite stockholder approval of the Amended Certificate was obtained by the execution of the Majority Stockholders' written consent in favor of the Amendment.

PURPOSE

         Our Board of Directors has determined that a classified board of directors may have the undesirable effect of making our Board of Directors less responsive to our stockholders. Therefore, our Board of Directors has recommended the declassification of our Board so that all of our directors are elected annually.

                                  RESOLUTION #3

  AMENDMENT TO THE 2002 EMPLOYEE AND NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

         The Comdial Corporation 2002 Employee and Non-Employee Director Stock Incentive Plan (the "2002 Plan") was adopted by our Board of Directors and approved by the stockholders of the Company at the special meeting held August 26, 2002.

         The 2002 Plan replaces the 1992 Stock Incentive Plan and 1992 Non-Employee Directors Stock Incentive Plan (together the "1992 Plans"), each of which expired according to their terms on March 5, 2002.

         As of July 12, 2002, 74,024 shares are subject to outstanding options under the 1992 Stock Incentive Plan and 2,722 shares are subject to outstanding options under the 1992 Non-Employee Directors Stock Incentive Plan. Because the 1992 Plans have expired, there are no longer any shares available for future grants under the 1992 Plans. The shares subject to outstanding options granted under the 1992 Plans will remain outstanding until their early exercise, expiration, termination or cancellation.

         666,667 new shares of Common Stock have been reserved for issuance under the 2002 Plan and the issuance of restricted shares, options or other similar awards will be governed by the terms of the 2002 Plan.

         The 2002 Plan authorizes the Board of Directors or a committee appointed by the Board to administer the 2002 Plan (the "Committee") to grant options to purchase shares of the Company's Common Stock ("Options") and/or awards of restricted stock ("Restricted Stock") to officers, key employees, directors, consultants and advisors of the Company.

BACKGROUND AND PURPOSE

         The Board of Directors has adopted an amendment to the 2002 Plan to increase the number of Options and shares of Restricted Stock available for issuance under the 2002 Plan. The Board of Directors has recommended that it be approved by Comdial's stockholders. In connection with the mailing of this Information Statement and the approval by the Majority Stockholders of the other resolutions described herein, the Majority Stockholders, who owned approximately 74% of the outstanding shares of our Common Stock as of the Record Date, have given their consent to approve the amendment of the 2002 Plan.

REASONS FOR THE PROPOSAL

         The purposes of the 2002 Plan are to enable the Company to attract and retain officers and key employees and to align the interests of such persons, members of the Board of Directors and consultants of the Company with the interests of stockholders by giving them a personal interest in the value of the Company's Common Stock.

         In order for the purposes of the 2002 Plan to be fully realized, the Board of Directors recommended that the number of shares available for issuance under the 2002 Plan be increased to one million (1,000,000). The Majority Stockholders have approved the increase in the number of shares available for issuance under the 2002 Plan.

VOTE REQUIRED

         Approval of this proposal requires the affirmative vote of a majority of our outstanding shares of common stock. The Majority Stockholders who owned approximately 74% of the outstanding shares of our common stock as of the Record Date, have given their consent.

         The following is a summary of certain principal features of the Plan. The amended 2002 Plan is attached to this Information Statement as Exhibit B.

SUMMARY OF THE PLAN

         THE FOLLOWING GENERAL DESCRIPTION OF CERTAIN FEATURES OF THE 2002 PLAN IS QUALIFIED IN ITS ENTIRETY TO REFERENCE TO THE 2002 PLAN, AS AMENDED, WHICH IS ATTACHED AS EXHIBIT B TO THIS PROXY STATEMENT.

         Shares Available Under the 2002 Plan. Subject to adjustment as provided in the 2002 Plan, the number of shares of Common Stock that may be issued or transferred and covered by outstanding awards granted under the 2002 Plan will not in the aggregate exceed one million (1,000,000) newly authorized shares of Common Stock available under the Plan which may be original issue shares, treasury shares, or a combination thereof.

         Eligibility. Officers, other key salaried employees of the Company, consultants of the Company and members of the Board of Directors may be selected by the Committee to receive benefits under the 2002 Plan. It is estimated that approximately forty (40) individuals currently are eligible to participate in the 2002 Plan.

         Options. Options granted to eligible employees under the 2002 Plan may be Options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code ("ISOs") or Options that are not intended to so qualify ("Nonstatutory Options"). Options granted to members of the Board of Directors or consultants will be Nonstatutory Options.

         The purchase price of the Common Stock that is the subject of any Option may be not less than the fair market value of the Common Stock on the date the Option is granted. ISOs granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company must have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and a term of no more than five years. The option price is payable at the time of exercise in (i) cash, (ii) delivery to the Company of whole shares of Common Stock already owned by the participant for at least six months, valued at fair market value on the day immediately preceding the date of exercise, (iii) at the discretion of the Committee, a recourse promissory note secured by a pledge of the shares of Common Stock and a personal guarantee, or (ix) a combination of any of the above equal to the Option price for the shares. The 2002 Plan also authorizes a participant to exercise an Option by delivery of a signed, irrevocable notice of exercise, accompanied by payment in full of the option price by the participant's stockbroker and an irrevocable instruction to the Company to deliver the shares of Common Stock issuable upon exercise of the Option promptly to the participant's stockbroker for the participant's account, provided that at the time of such exercise, such exercise would not be illegal under the federal securities laws, including laws governing margin loans.

         No Options may be exercised more than 10 years from the date of grant. Each employee's, director's or consultant's stock option agreement may specify the period of continuous service with the Company that is necessary before the Option will become exercisable. If the participant ends his or her employment or other relationship with the Company for any reason other than retirement, disability or death, the Options shall terminate immediately upon the date of termination, unless the Committee decides in its sole discretion, to waive the termination and amends the participant's option agreement to provide for an extended exercise period, all as specified in the employee's, director's or consultant's stock option agreement. Any option agreement may, in the Committee's sole discretion, allow for the participant, his or her personal representative or his or her heirs, to exercise the Options after the termination of his or her employment or other relationship with the Company for reason of the death or disability of the participant, provided, however, that in the event of the death of the participant, such Options may only be exercised for up to one year after death and, provided, further, that if such Options are ISOs, in the event of the disability of the participant, such ISOs may only be exercised for up to one year after disability of participant. Successive grants may be made to the same recipient regardless of whether Options previously granted to him or her remain unexercised.

         Transferability. No Option may be transferred other than by will or the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, permit a participant to transfer all or a portion of his or her Options to members of his or her immediate family, to trusts for the benefit of members of his or her immediate family, or to family partnerships in which immediate family members are the only partners, provided that the participant receive no consideration for such transfer and that such Options shall be subject to termination as if the Options were in the hands of the transferor. The Committee may also, in its discretion, permit a consultant to transfer all or a portion of the Options granted by reason of services he or she performs for the Company as an employee or partner of a consulting firm to his or her consulting firm, provided that such Options shall still be subject to termination as if the Options were in the hands of the transferor, or permit a consultant which is organized as a partnership or limited liability company to transfer the Options to its members, subject to termination if the consultant ends its relationship with the Company.

         Covenants Not to Compete. The Committee may, in its discretion, condition any Option granted to an employee, consultant or director on such participant's agreement to enter into a covenant not to compete with the Company as the Committee may deem to be desirable. Such covenant not to compete shall be set forth in the participant's stock option agreement, and the stock option agreement shall provide that the Option shall be forfeited immediately, whether otherwise vested or not, if the Board of Directors determines that the participant has violated his or her covenant not to compete. In addition, in the Committee's discretion, the participant's stock option agreement may also provide that if the participant breaches his or her covenant not to compete, the Company shall have the right to repurchase any shares of Common Stock previously issued to the participant pursuant to an exercise of the Option, at a repurchase price equal to the option price paid by the participant.

         Adjustments. The maximum number of shares that may be issued or transferred under the 2002 Plan and the number of shares covered by outstanding Options and the option prices per share applicable thereto are subject to adjustment in the event of stock dividends, stock splits, combinations, exchanges of shares, recapitalizations, mergers, consolidations, liquidation of the Company, and similar transactions or events.

         Administration and Amendments. The 2002 Plan will be administered by the Board of Directors, or if the Board determines it is desirable to delegate its authority to administer the 2002 Plan, by a committee appointed by the Board, which may be the Compensation Committee. In connection with its administration of the 2002 Plan, the Board and any committee are authorized to interpret the 2002 Plan and related agreements and other documents.

         The 2002 Plan may be amended from time to time by the Board of Directors in such respects as it deems advisable. Further approval by the stockholders of the Company will be required for any amendment that would (i) increase the aggregate number of shares of Common Stock that may be issued under the 2002 Plan, (ii) materially change the classes of persons eligible to participate in the Plan, or (iii) otherwise cause Rule 16b-3 under the Exchange Act to cease to be applicable to the 2002 Plan. No amendment may change the Plan so as to cause any Option intended to be an ISO to fail to meet the Internal Revenue Code requirements for an incentive stock option. No amendment may change any rights an optionee may have under any outstanding Option without the written consent of the optionee except for the termination of the Plan and outstanding Options upon adequate provision being made by the Board of Directors for the payment to an optionee of the excess of fair value, as defined in the Plan, over the exercise price for any vested Options. The Board may at any time terminate or discontinue the 2002 Plan. Unless terminated sooner, the 2002 Plan will continue in effect until all Options granted thereunder have expired or been exercised, provided that no Options may be granted after 10 years from the date the Board of Directors adopted the 2002 Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of certain of the federal income tax consequences of certain transactions under the 2002 Plan based on federal income tax laws in effect on April 13, 2002. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

         Nonstatutory Options. In general, (i) an employee or director will not recognize taxable income at the time he or she is granted Nonstatutory Options;
(ii) at the time of exercise of a Nonstatutory Option, ordinary income will be recognized by the employee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares; and
(iii) at the time of sale of shares acquired pursuant to the exercise of a Nonstatutory Option, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

         Incentive Stock Options. No income generally will be recognized by an employee upon either the grant or the exercise of an ISO. If the shares of Common Stock issued to an employee pursuant to the exercise of an ISO and the shares are not sold or otherwise transferred by the employee within two years after the date of grant or within one year after the transfer of the shares to the employee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the employee as long-term capital gain and any loss sustained will be a long-term capital loss. Although an employee will not realize ordinary income upon the exercise of an ISO, if the shares are sold or transferred after the expiration of the one-year or two-year holding periods described above, the excess of the fair market value of the Common Stock acquired at the time of exercise over the option price may constitute an adjustment in computing alternative minimum taxable income under Section 56 of the Code and, thus, may result in the imposition of the "alternative minimum tax" pursuant to Section 55 of the Code on the employee.

         If shares of Common Stock acquired upon the exercise of an ISO are disposed of before the expiration of one-year or two-year holding periods described above, including where the employee pays the option price through a so-called cashless exercise, the employee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares in a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the employee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

         Tax Consequences to the Company. To the extent that the recipient of an Option recognizes ordinary income in the circumstances described above, the Company generally will be entitled to a corresponding federal income tax deduction, provided that, among other things, (i) the income meets the test of reasonableness, and is an ordinary and necessary business expense; (ii) the benefits do not constitute an "excess parachute payment" within the meaning of
Section 280G of the Code; and (iii) the deduction is not disallowed because the compensation paid to the employee during the period exceeds the $1 million limitation on executive compensation of named executive officers.

                                  RESOLUTION #4

                              ELECTION OF DIRECTORS

GENERAL

         Our Board of Directors is currently comprised of the following six individuals: Nickolas A. Branica, Michael S. Falk, Sanford Schlitt, Travis Lee Provow, Keith Rosenbloom and Edwin W. Cooperman (the "Current Board"). The Majority Stockholders have approved the re-election of the Current Board. Each of the directors shall serve until the next annual meeting of stockholders (or, if applicable, until the next succeeding written consent of the Company's stockholders in lieu of an annual meeting) and until his respective successor shall have been elected and qualified, or until his earlier death, resignation or removal.

CONSENT REQUIRED

         Approval of the re-appointments to the Board of Directors has been consented to by the Majority Stockholders, who own approximately 74% of the outstanding shares of our Common Stock as of the Record Date.

PURPOSE

         The Board of Directors deemed it in the best interests of Comdial to re-appoint each of the directors.

DIRECTORS

         The following table contains certain information with respect to the directors and executive officers of Comdial.



             NAME                 AGE                    POSITION AFTER MERGER                            SINCE
             ----                 ---                    ---------------------                            -----

Nickolas A. Branica               49                           Director                               October 2000
Michael S. Falk                   40                           Director                               October 2002
Sanford Schlitt                   57                           Director                               October 2001
Travis Lee Provow                 44                           Director                                  June 2002
Keith Rosenbloom                  34                           Director                                August 2002
Edwin W. Cooperman                58                           Director                               October 2002


         SANFORD SCHLITT has been President of Spenford Funding Group, Inc., a privately held Sarasota, Florida firm engaged in business consulting and financing, since 1987. Mr. Schlitt has had extensive experience in private industry, previously serving as Chairman of the Board of Reliance Audio Visual Corp., President of Bruning Microfilm Corporation, President of Preflight Film Processing Corp. and as senior executive of many other successful business ventures. Concurrent with his business career, Mr. Schlitt served 35 years with the Air Force Reserve, retiring in 2001 as a Brigadier General. In his last ten years of duty, Mr. Schlitt was assigned directly to the Secretary of the Air Force at the Pentagon as the Senior Reserve Officer in Acquisition. His responsibilities included assisting in setting Air Force wide policies for the science, technology, program management, contracting and acquisition of weapon systems and associated support. Mr. Schlitt has also served on the staffs of Senator and later Vice President Hubert H. Humphrey, and of Senator Walter F. Mondale. Mr. Schlitt has served as a director of the Company since 2001 and is Chairman of the Audit and Nominating Committees, and also serves as a member of the Governance Committee.

         NICKOLAS A. BRANICA has been President and Chief Executive Officer of Comdial since October 2000. In 1992, Mr. Branica started Key Voice Technologies, Inc.("KVT") in Sarasota, Florida, and served as its President and Chief Executive Officer. In March 1996, Comdial Corporation acquired KVT with the stipulation that Mr. Branica would remain as President and Chief Executive Officer of KVT. Before joining Comdial, Mr. Branica held management positions with Elcotel and Compass Technologies/Octel Corporation, both public telecommunications companies. Mr. Branica has served as a director of the Company since 2000 and serves on the Governance Committee.

         T. LEE PROVOW has been Chairman of the Executive Committee of Comdial since November 2002. In addition, Mr. Provow has served as President and Managing Director of Commonwealth Holdings, LLC, a private investment fund, since January 2002. He is also a Manager of ComVest Management, ComVest's general partner. From January 2000 to December 2001, he served as the President and Chief Executive Officer of Intelispan, a provider of network solutions and enabler or electronic communications. Mr. Provow was appointed to our Board of Directors in June 2002 as a designee of ComVest. In October 2002, Mr. Provow was appointed Chairman of the Board of Directors, and Mr. Provow also serves on the Compensation and Nominating Committees.

         KEITH ROSENBLOOM has served as Managing Director of Merchant Banking for Commonwealth for more than the last five years. He is also a Manager of ComVest Management, ComVest's general partner. Mr. Rosenbloom was appointed to our Board of Directors in August 2002 as a designee of ComVest.

         EDWIN M. COOPERMAN is the Chairman and CEO of Edmarc Investments, a consulting firm and Principal of T.C. Solutions, an investment and financial services consulting firm. Previously, Mr. Cooperman was Chairman of the Travelers Bank Group and Executive Vice President Travelers Group. After joining Travelers in 1991, Mr. Cooperman became Chairman and CEO of Primerica Financial Services Group, comprising Primerica Financial Services, Benefit Life Insurance Company and Primerica Financial Services Canada. Prior to this, Mr. Cooperman was at American Express where he became Chairman and Co-Chief Executive of Travel Related Services, North America. He serves as a director of Proxymed Inc, and the Grannum Mutual Fund and also serves on the Foundation Boards of Ohio State University and Queens College. Mr. Cooperman was appointed to the Board of Directors in October 2002 and serves as Chairman of the Compensation and Governance Committees, and as a member of the Audit Committee.

         MICHAEL S. FALK co-founded Commonwealth Associates in 1988 and in 1995 became Chairman, Chief Executive Officer, and President. Under Mr. Falk's leadership, Commonwealth has become a leading private equity financier of emerging technology companies. Mr. Falk is responsible for Commonwealth's strategy and direction and spends the majority of his time working closely with Commonwealth's portfolio companies. He is a director of Proxymed and Intraware. Mr. Falk was appointed to the Board of Directors in October 2002 and serves on the Compensation Committee.

BOARD MEETINGS

         The Board of Directors held four (4) regularly scheduled meetings and ten (10) special meetings in 2001. During 2001, all directors attended at least 75% of the aggregate number of meetings of the Board of Directors and standing Committees on which they served.

COMMITTEES

         Our Board of Directors has established Audit, Compensation, Nominating and Governance Committees. The Audit Committee held six (6) meetings in 2001. The Audit Committee's principal functions are to recommend to the Board of Directors the firm of independent auditors to serve the Company each fiscal year and to review the plan and results of the audit by the independent accountants as well as the scope, results, and adequacy of the Company's systems of internal accounting controls and procedures. The Audit Committee reviews the independence of such accountants and reviews their fees for audit and non-audit services rendered to the Company.

         Mr. Schlitt has served as a member of the Audit Committee since 2001 and became the chairman of the Audit Committee in June 2002. On October 3, 2002, Mr. Cooperman was appointed to the Board and to the Audit Committee. In addition, in November 2002, the Board appointed Mr. Rosenbloom to serve as a non-voting observer of the Audit Committee. Accordingly, the Audit Committee currently has two independent director members. The Compensation Committee held two (2) meetings in 2001. Its principal functions are to approve remuneration of the officers of the Company, review certain benefit programs, and approve and administer remuneration plans, including the stock incentive plan and any employee bonus programs of the Company. The Report of the Compensation Committee on executive compensation is set forth beginning on page 14 of this Information Statement. In November 2002, the Board appointed Mr. Cooperman, Mr. Provow and Mr. Falk to the Compensation Committee and appointed Mr. Cooperman as Chairman.

         The Nominating Committee held one (1) meeting in 2001. Currently, Mr. Provow and Mr. Schlitt are members of the Nominating Committee, with Mr. Schlitt acting as Chairman.

         The principal functions of the Nominating Committee are to review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Comdial Corporation, 106 Cattlemen Road, Sarasota, Florida 34232. If a stockholder intends to make a nomination at any Annual Meeting, the Bylaws of the Company require that the stockholder deliver a notice to the Company not less than 120 days in advance of the anniversary date of the date on which the Company's Proxy Statement was released to its stockholders in connection with the previous year's annual meeting of stockholders, setting forth (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, address, and principal occupation of such proposed nominee; (iii) a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iv) the consent of each proposed nominee to serve as a director of the Company if so elected; and (v) the total number of shares of common stock of the Company that will be voted for each proposed nominee and the number of shares of common stock of the Company owned by the notifying stockholder. The Chairman of the meeting, in his discretion, may refuse to acknowledge the nomination or disregard the nomination of any person not made in compliance with the foregoing procedure.

         By requiring advance notice of stockholder nominations, the Bylaws afford the Board of Directors the opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board, to inform stockholders about such qualifications. The Bylaws do not give the Board of Directors any power to approve or disapprove of stockholder nominations for election of directors. However, they may have the effect of precluding a contest for the election of directors if their procedures are not followed, and therefore may discourage or deter a stockholder from conducting a solicitation of proxies to elect his or her own slate of directors.

         In November 2002, the Board formed the Governance Committee and appointed Mr. Cooperman, Mr. Schlitt and Mr. Branica to that committee with Mr. Cooperman to serve as Chairman. The purpose of the Governance Committee shall be to consider and recommend policies and procedures for the Company to adhere to in order to maintain compliance with state and federal laws, rules and regulations affecting corporate governance, including securities laws and the rules governing listing on several national stock exchanges.

COMPENSATION OF DIRECTORS

         During 2001, non-employee directors of the Company received an annual retainer fee of $18,000 payable in equivalent monthly installments of $1,500. By resolution dated March 1, 2002, the Board also approved the payment to each director of meeting fees in the amount of $1,000 per regular meeting of the Board attended by such director, and $500 for special meetings of the Board and meetings of the three committees of the Board, as long as substantial business of the Company was conducted at such special meetings or committee meetings. In addition, the Chair of the Audit Committee is paid $1,000 for each meeting of that committee.

         The Board, with the approval of the stockholders, adopted the 1992 Plans which plans provided for certain stock-related compensation for non-employee Directors and employees of the Company, respectively. Both of the 1992 Plans expired as of March 5, 2002. Because of the expiration of the aforementioned plans, the Company approved the 2002 Plan to provide a plan for use by the Board of Directors to incentivize existing and new employees, officers and non-employee directors. The Company and the Majority Stockholders have approved an amendment to the 2002 Plan to increase the numbers of Options and shares of Restricted Stock eligible for issuance under the 2002 Plan. The 2002 Plan, as amended, is more fully described in this Information Statement under "Proposal No. 3."

         Under the 1992 Non-Employee Directors Stock Incentive Plan, as amended (the "Directors Plan"), a director of the Company who was not otherwise an employee of the Company or any of its subsidiaries and had not been an employee for a period of at least one year was eligible to receive automatic grants of options and awards of shares of Common Stock. An aggregate of 13,333 shares of Common Stock was reserved for issuance under the Directors Plan. The Directors Plan provided that each newly-elected director who was eligible to participate in the plan on the date of his or her first election to the Board would automatically receive an option to purchase 222 shares of Common Stock. The Directors Plan, as amended, further provided that, for each fiscal year in which the Company had net income, each director then in office would receive an automatic award of 222 shares of Common Stock in the following year, unless the Board suspended all or any part of such award. Because the Company did not have net income for fiscal year 2001, no director was entitled to an award of shares of the Company's Common Stock under the Directors Plan. On March 1, 2002, the number of initial options awarded to new directors was changed by resolution to an award of options to purchase 667 shares of Common Stock. This amendment was made applicable to all directors who, as of March 1, 2002, had not been granted their initial stock options. All stock options granted under the Directors Plan were non-statutory options. The option exercise price was the fair market value of the shares of Common Stock at the time the option is granted. All of the options are immediately exercisable; provided, however, that they may be exercised only while the holder is a director or within 36 months of the date he or she ceases to be a director, and in no event may any such option be exercised more than ten years after the date of grant. In November 2002, the Board approved the granting of options to purchase 16,667 shares of Common Stock to existing independent directors and to newly appointed or elected independent directors. Provided the grantee remains a director of the Company, one-third (1/3) of these stock options are exercisable one year after the date of grant, two-thirds (2/3) are exercisable two years after the date of grant and all such options are fully exercisable three years after the date of grant. On November 12, 2002, Mr. Schlitt and Mr. Cooperman were each granted options to purchase 16,667 shares of Common Stock at an exercise price of $1.95 per share, the fair market value of the Common Stock on the date of grant.

         Mr. Branica and Mr. Provow are the only Company employees who are currently members of the Board of Directors. Messrs. Falk and Rosenbloom are not qualified as independent directors because of their affiliation with ComVest and Commonwealth. Messrs. Falk, Rosenbloom, Branica and Provow did not receive any compensation for serving as a director.

EXECUTIVE OFFICERS OF THE COMPANY

         The following table lists the executive officers of the Company. All executive officers are appointed annually by, and serve at the discretion of, our Board of Directors.


            NAME AND AGE                  POSITION WITH THE COMPANY          BUSINESS EXPERIENCE DURING PAST FIVE YEARS

Current Executive Officers

Nickolas A. Branica (49)               President and Chief Executive    Mr.  Branica  was  appointed   President  and  Chief
                                       Officer                          Executive Officer of Comdial in October 2000. In
                                                                        1992, Mr. Branica founded Key Voice Technologies,
                                                                        Inc. ("KVT") in Sarasota, Florida, and served as its
                                                                        President and Chief Executive Officer. In March
                                                                        1996, Comdial Corporation acquired KVT with the
                                                                        stipulation that Mr. Branica would remain as
                                                                        President and Chief Executive Officer of KVT. Prior
                                                                        to joining Comdial, Mr. Branica held management
                                                                        positions with Elcotel and Compass
                                                                        Technologies/Octel Corporation, both public
                                                                        telecommunications companies.


Kenneth M. Clinebell (41)              Senior Vice President, Chief     Mr.  Clinebell joined Comdial as the Company's Chief
                                       Financial Officer and Treasurer  Financial Officer and Treasurer in November 2002.
                                                                        Prior to joining Comdial, Mr. Clinebell held various
                                                                        positions at Vicorp, Inc., a multi-national software
                                                                        development company. Mr. Clinebell joined Vicorp,
                                                                        Inc. in 1994 as a member of the senior executive
                                                                        team and then later served as Chief Financial
                                                                        Officer and Interim Chief Executive Officer. From
                                                                        1998 to 1994, Mr. Clinebell served as Controller and
                                                                        Manager of Financial Reporting at Kimmons
                                                                        Corporation, a construction real estate and
                                                                        insurance conglomerate. He also acted as Audit
                                                                        Manager at Laventhal & Horwath, CPAs from 1983 to
                                                                        1988.





            NAME AND AGE                  POSITION WITH THE COMPANY          BUSINESS EXPERIENCE DURING PAST FIVE YEARS

Current Executive Officers


Travis Lee Provow (44)                 Chairman of the Executive        Mr.Provow has been Chairman of the Executive Committee
                                       Committee                        of the Company since November 2002. In addition, Mr.
                                                                        Provow has served as President and Managing Director
                                                                        of Commonwealth Holdings, LLC, a private investment
                                                                        fund, since January 2002. He is also a Manager of
                                                                        ComVest Management, ComVest's general partner. From
                                                                        January 2000 to December 2001, he served as the
                                                                        President and Chief Executive Officer of Intelispan,
                                                                        a provider of network solutions and enabler of
                                                                        electronic communications.


Ralph R. Dyer (42)                     Vice President, General          Mr. Dyer was appointed as Vice  President  and General
                                       Counsel and Secretary            Counsel in September 2001 and became Secretary in
                                                                        November 2002. He has responsibility for legal and
                                                                        corporate functions of the Company. Prior to joining
                                                                        Comdial, Mr. Dyer was Senior Corporate Counsel for
                                                                        Intermedia Communications Inc. from 1998 until 2001.
                                                                        Mr. Dyer was Director of Legal Affairs for
                                                                        Americatel Corporation from 1994 until 1998 and
                                                                        Contract Administrator for Americatel in 1993 and
                                                                        1994.


Carla K. Luke (32)                     Vice President of Finance and    Ms.  Luke, a CPA,  became Vice  President of Finance
                                       Controller                       and Controller in January 2002. Prior to joining
                                                                        Comdial, Ms. Luke was Corporate Controller and
                                                                        Assistant Controller for Vicorp, Inc., a
                                                                        multi-national software developer from December 1996
                                                                        until July 2001. Previously, Ms. Luke was Accounting
                                                                        Supervisor for Danka Business Systems, PLC in 1995
                                                                        and 1996 and was Audit Senior with Coopers & Lybrand
                                                                        LLP from 1992 to 1995.



FAMILY RELATIONSHIPS

         There is no family relationship between any director or executive officer of the Company.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         There are no legal proceedings involving the directors or executive officers.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Messrs. Provow, Rosenbloom, and Falk, members of our Board of Directors, are affiliates of ComVest and Commonwealth. For information regarding the Company's transactions with ComVest and Commonwealth, see "Change in Control of the Company" and "Interest of Certain Persons in Matters to be Acted Upon."

EXECUTIVE COMPENSATION

         The following sections disclose detailed information about cash and equity-based executive compensation paid by the Company to certain of its executive employees. The information is comprised of a five-year stock performance graph, a Report of the Company's Compensation Committee of the Board of Directors, a Summary Compensation Table, and additional tables that provide further details on stock options and pension benefits.

FIVE YEAR TOTAL STOCKHOLDER RETURN

         The following performance table compares the cumulative total return, assuming the reinvestment of dividends, for the period from December 31, 1996 through December 31, 2001, from an investment of $100 in (i) the Company's Common Stock, (ii) the Nasdaq Market Index, and (iii) a peer group index constructed by the Company (the "Peer Group Index").

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES AND EXCHANGE ACT OF 1934

         The Company believes that during 2001 all reports for the Company's executive officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed, except that Nickolas A. Branica did not timely file three reports required by Section 16(a). A Form 5 "Annual Statement of Changes in Beneficial Ownership," reporting Mr. Branica's purchase of 70,500 shares of the Company's Common Stock in three separate transactions in 2001 was sent to the Securities and Exchange Commission on March 1, 2002.

                                [OBJECT OMITTED]


                                          1996                 1997          1998        1999          2000          2001
COMDIAL CORPORATION                        100.00           148.00         141.00         159.00        16.50          5.28
PEER GROUP INDEX                           100.00           199.45         236.53         253.73        78.64        194.70
NASDAQ MARKET INDEX                        100.00           122.32         172.52         304.29       191.25        152.46



         The Nasdaq Market Index tracks the aggregate price performance of equity securities of companies traded on the National Association of Securities Dealers Automated Quotation National Market System (the "Nasdaq National Market"). The Company's Common Stock was previously traded on the Nasdaq Small Cap Market The Company's Common Stock is currently quoted on the Pink Sheets Electronic Quotation Service.

         Media General Financial Services supplied the necessary information to construct the table, including the Peer Group Index. The Peer Group Index consists of the following companies: Inter-Tel, Inc. and Vodavi Technology, Inc. The Company selected these two companies as the peer group because their lines of business most closely match the lines of business in which the Company is currently primarily engaged. Although Avaya Inc. and Nortel Networks are also major competitors of the Company, these two companies have been excluded from the peer group because they are much larger than the Company and derive most of their revenues from other lines of business. The returns of each peer group issuer have been weighted according to the respective issuer's stock market capitalization at the beginning of each period for which a return is indicated.

         The performance of any individual company's common stock is influenced not only by its own performance and future prospects, but also by a number of external factors over which the Company and its management have indirect or no control, including general economic conditions, expectations for the company's future performance, and conditions affecting or expected to affect the company's industry. In addition, stock performance can be affected by factors such as trading volume, analytical research coverage by the investment community, and the propensity of stockholders to hold the stock for investment purposes. The relative weight of these factors also changes over time. Consequently, stock performance, including measurement against indexes, may not be representative of a company's financial performance for given periods of time.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Company's executive compensation package for its executive officers consists of three elements: base salary, annual performance-based incentive, and stock option grants.

         Compensation Principles. The Committee believes that the executive compensation package should provide incentives to achieve both current and longer-term strategic management goals of the Company, with the ultimate objective of enhancing stockholder value. The three elements of the compensation plan are designed to achieve this objective. The base salaries are set at levels believed by the Committee to be sufficient to attract and retain qualified officers, with a significant portion of the cash compensation being in the form of performance-based incentives dependent upon meeting specified Company annual financial goals. Stock option grants are intended to serve as an incentive to achieve the overall longer-term objective of enhancing stockholder value.

         Salaries. In general, base salary levels are set at levels believed by the Committee to be sufficient to attract and retain qualified executives, when considered with the other components of the executive compensation package. Annually, the Committee reviews the compensation of the executive officers. In addition, the Committee retains an independent consulting company and considers its report of the compensation paid by companies in the same or similar industries. The Committee considers the remuneration analysis in conjunction with the Company's overall performance as measured by achievement of the Company's objectives and the development and succession of sound management practices and skilled personnel.

         The Company's primary objective, as noted above, has been the implementation of financial stability, the development of new products, and growth. In order to attract and retain qualified executive personnel, base salary levels have reflected a necessary balance between (i) the competitive level set by the industry and (ii) the Company's overall financial performance.

         Annual Incentives. The Committee has established a formal plan for awarding incentive compensation to officers. The plan accounts for the cost of invested capital and is designed to focus the attention of the executive officers on both income statement and balance sheet performance. The Committee believes that the plan is supportive of the Company's continued focus on improved financial results and positioning the Company for continued growth. Early each year, the Committee sets the required levels for each performance objective. The Company's actual performance for a year is then measured against the predetermined levels to calculate annual incentive payments, if any.

         For 2001, Mr. Branica received a bonus payment of $15,000 pursuant to a two year employment agreement he entered into in September 2001. No other cash bonuses were awarded to any officers. In December 2001, Mr. Branica and Mr. Suijk were each awarded 2,222 options in the Company's Common Stock pursuant to a bonus plan that was established for these officers based on the attainment of three corporate objectives: completion of the sale and leaseback of the Company's Charlottesville, Virginia property, completion of the Company's manufacturing outsourcing project for 2001 and reduction in the Company total debt to less than $18 million by the end of 2001. The bonus plan provided for the award of 3,333 options based on attainment of all three said objectives. The Company attained the first two of these objectives and thus Messrs. Branica and Suijk were awarded 2,222 options each, two-thirds of the 3,333 options that were available for each executive under the plan.

         Stock Options. Stock options comprise one part of the executive compensation package. This component is intended to encourage key employees to remain in the employ of the Company by offering them an opportunity for ownership in the Company, and to provide them with a long-term interest in the Company's overall performance as reflected by the performance in the market of the Company's Common Stock. During 2001, 11 eligible employees were awarded stock options to acquire a total of 31,711 shares of the Company's Common Stock. The Company's executive officers were awarded stock options in 2001, totaling 29,778 shares. Messrs. Branica, Suijk, Dyer, Kenneth W. Noack, and David P. Berg were awarded options in 2001.

         Compensation of the Chief Executive Officer. The Committee determined the compensation of the Company's Chief Executive Officer, Mr. Branica, for the 2001 fiscal year in a manner consistent with the guidelines and policies described above. In September 2001, the Committee set Mr. Branica's base salary at $325,000 with a performance bonus for 2001 based upon the attainment of certain objectives. Prior to September 2001, Mr. Branica's base salary had been set at $295,000. No bonus was earned under the plan established by the Committee for 2001. Upon the election of Mr. Branica to the position of Chief Executive Officer in 2000, the Committee granted Mr. Branica options for the purchase 13,333 shares of Common Stock, and in 2001, Mr. Branica was awarded an additional 16,667 options as part of the employment agreement he entered into with the Company in September 2001. As noted above, Mr. Branica was also paid a $15,000 bonus pursuant to entering into the September employment agreement.

         In establishing the Chief Executive Officer's compensation in prior years, the Committee has compared the compensation of the Company's Chief Executive Officer to the relative performance of the Company with respect to various peer groups. The Committee did not make a comparison for the 2001 fiscal year and did not engage a compensation consultant during the 2001 fiscal year. In setting Mr. Branica's 2001 fiscal year compensation, the Committee considered the compensation paid to his predecessor and the needs of the Company for the executive leadership. The Committee believes that the structure of incentives to Mr. Branica is appropriate for Mr. Branica's role as Chief Executive Officer and the current status of the Company. The Committee believes that Mr. Branica's actual compensation for the 2001 fiscal year was appropriate in light of the above considerations.

SUBMITTED BY THE COMPENSATION COMMITTEE FOR FISCAL YEAR ENDED 2001:

ROBERT P. COLLINS (CHAIR)        DAVID P. BERG           SANFORD SCHLITT

SUMMARY COMPENSATION TABLE

         The following summary compensation table presents information about the compensation paid by the Company during its three most recent fiscal years to those individuals who were (i) the Company's Chief Executive Officer (the "CEO") at the end of the last completed fiscal year, regardless of compensation level and (ii) the Company's most highly compensated executive officer other than the CEO who was serving as an executive officer at the end of the last completed fiscal year and whose total annual salary and bonus for the last completed fiscal year exceeded $100,000 and (iii) two additional individuals who served as executive officers during 2001 (collectively, the "Named Executive Officers").


                                                 Summary Compensation Table:
                                                   ANNUAL COMPENSATION(1)        LONG-TERM COMPENSATION
                                                   ----------------------        ----------------------
                                                                                                              ALL OTHER
      NAME AND PRINCIPAL                         2001 BASE                                                   COMPENSATION
           POSITION                 YEAR        SALARY ($)          BONUS         OPTIONS GRANTED (#)             ($)
           --------                 ----        ----------          -----         -------------------             ---

Nickolas A. Branica,                2001          297,126           15,000               18,889               20,709(2)
   President and Chief              2000          188,920          101,409               13,333
   Executive Officer

Paul K. Suijk,
   Former Senior Vice               2001          241,500             0                  2,222                 3,029(3)
   President and Chief              2000          181,800             0                  13,333                 92,000
   Financial Officer

Joe D. Ford, Former Vice            2001          110,000             0                    0                  23,412(5)
   President (4)                    2000          123,377             0                  1,000                  4,920
                                    1999          117,515           37,840                260

Lawrence K. Tate, Former Vice       2001          108,461             0                    0                  21,443(7)
   President (6)                    2000          116,912             0                  1,333                  4,020
                                    1999          122,948           14,000                260



(1) While the Named Executive Officers received perquisites or other personal benefits in the years shown, in accordance with Securities and Exchange Commission regulations, the value of these benefits are not indicated since they did not exceed the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Includes $4,645 in matching contributions made by the Company to its 401(k) plan for the benefit of Mr. Branica, $2,728 in country club dues, $12,969 in automobile payments and $368 in imputed income from group term life insurance coverage.

(3) Includes $2,787 in matching contributions made by the Company to its 401(k) plan for the benefit of Mr. Suijk and $242 in imputed income from group term life insurance coverage.

(4)  Mr. Ford was employed by the Company through October 29, 2001.

(5) Includes $20,000 in severance payments, $3,150 in matching contributions made by the Company to its 401(k) plan for the benefit of Mr. Ford and $261 in imputed income from group term life insurance coverage.

(6)  Mr. Tate was employed by the Company through November 16, 2001.

(7) Includes $13,846 in severance payments, $3,428 in country club dues, $3,669 in matching contributions made by the Company to its 401(k) plan for the benefit of Mr. Tate and $500 in imputed income from group term life insurance coverage.

STOCK OPTIONS

         The Company had adopted the Comdial Corporation 1992 Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan expired on March 5, 2002. The Stock Incentive Plan was intended to further the long-term stability and financial success of the Company by attracting and retaining key employees through the use of stock incentives, including stock options. The Company had reserved a total of 136,667 shares of Common Stock for issuance pursuant to incentive awards made under the Stock Incentive Plan. The following table sets forth additional information concerning individual grants of stock options made under the Stock Incentive Plan during the last completed fiscal year to each of the Named Executive Officers:


                        Option Grants In Last Fiscal Year

                                                                                         POTENTIAL REALIZED VALUE AT
                                                                                            ASSUMED RATES OF STOCK
                                                                                            PRICE APPRECIATION FOR
                                   INDIVIDUAL GRANTS                                            OPTION TERM(1)

                                          % OF TOTAL
                                           OPTIONS
                            OPTIONS       GRANTED TO      EXERCISE OR
                          GRANTED(2)     EMPLOYEES IN      BASE PRICE      EXPIRATION
         NAME                 (#)        FISCAL YEAR         ($/SH)           DATE           5% ($)        10% ($)

Nickolas A. Branica          16,667          52.56%           $6.15            12/3/2011    $64,462       $163,359

                              2,222           7.01%           $6.15            12/3/2011     $8,595        $21,781

Paul K. Suijk                 2,222           7.01%           $6.15            12/3/2011     $8,595        $21,781

Joe D. Ford                       0

Lawrence K. Tate                  0



(1) The potential realized values in the table assume that the market price of the Company's Common Stock appreciates in value from the date of grant to the end of the option term at the annualized rates of five percent and ten percent, respectively. The actual value, if any, an executive may realize will depend on the excess, if any, of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated in the table.

(2) All options granted to Messrs. Suijk and Branica were issued on December 3, 2001. The grant to Mr. Branica in the amount of 16,667 options vests as follows: 25% on the grant date, and the remainder on the earlier of five years from the grant date or 25% when the Company's Common Stock trades for at least $30.00 for 30 consecutive trading days, 25% when the Company's Common Stock trades for at least $45.00 for 30 consecutive trading days and the remaining 25% when the Company's Common Stock trades for at least $60.00 for 30 consecutive trading days. All other options vest 50% after one year and 25% after each of years two and three. All of the above options were granted with an exercise price equal to the market price of the Company's Common Stock on the grant date.

         The following table sets forth information concerning each exercise of stock options during the 2001 fiscal year by each of the Named Executive Officers and the fiscal year-end value of unexercised options, provided on an aggregated basis:

         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Unexercised Option Values


               (A)                         (B)                 (C)                  (D)                   (E)

                                                                                 NUMBER OF             VALUE OF
                                                                                 SECURITIES           UNEXERCISED
                                                                                 UNDERLYING         IN-THE-MONEY(2)
                                                                            UNEXERCISED OPTIONS    OPTIONS AT FY-END
                                                                               AT FY-END (#)              ($)

                                     SHARES ACQUIRED    VALUE(1) REALIZED       EXERCISABLE/         EXERCISABLE/
NAME                                 ON EXERCISE (#)           ($)             UNEXERCISABLE         UNEXERCISABLE

Nickolas A. Branica                         0                 $0.00            11,313/21,402          $0.00/$0.00

Paul K. Suijk                               0                 $0.00             4,167/11,389          $0.00/$0.00

Joe D. Ford                                 0                 $0.00                 0/0               $0.00/$0.00

Lawrence K. Tate                            0                 $0.00                 0/0               $0.00/$0.00


(1) The dollar values referred to in columns (C) and (E) are calculated by determining the difference between the fair market value of the securities underlying the options and the exercise price of the options at exercise or fiscal year-end, respectively.

(2) Options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option.

PENSION PLAN / BENEFIT RESTORATION PLAN

         The Company has a pension plan covering hourly and salaried employees, including the executive officers. The plan was frozen as of September 3, 2000. All employees ceased accruing additional retirement benefits under the plan on that date. The plan will continue to require Company contributions for tax-deferred pension accruals for benefits accrued prior to September 3, 2000. The amount of contributions is actuarially determined in order to fund for each participating employee a benefit based on the two factors of career average compensation (as of September 3, 2000) and years of service (as of September 3, 2000). For highly compensated employees, such as the executive officers, the amount of benefits under the pension plan is limited in order to qualify under Federal tax laws. To maintain compensation competitiveness and to restore retirement benefits for executives who are affected by tax law limits on benefits under the pension plan, the Company also has a benefit restoration plan. The benefit restoration plan was frozen as of July 26, 2000. All employees ceased the accrual of benefits under that plan, effective July 26, 2000. Any employee who was not vested in the benefit restoration plan as of July 26, 2000 forfeited all benefits under that plan.

         Together the benefit restoration plan and the pension plan provide benefits to employees affected by tax law limits at approximately the same percentage of compensation as other employees. The following pension plan table shows estimated annual combined benefits payable from the pension plan and the benefit restoration plan upon retirement at age 65 in specified compensation and years of service classifications:


                 Pension Plan and Benefit Restoration Plan Table


 Estimated Annual Benefits Payable by the Plan at Retirement with Years of Service Indicated

Remuneration                    15                  20                 25                30                35
------------                    --                  --                 --                --                --

$100,000                      $26,789             $35,719             $44,648           $53,578            $62,507
$125,000                      $33,914             $45,219             $56,523           $67,828            $79,132
$150,000                      $41,039             $54,719             $68,398           $82,078            $95,757
$175,000                      $48,164             $64,219             $80,273           $96,328           $112,382
$200,000                      $55,289             $73,719             $92,148          $110,578           $129,007
$225,000                      $62,414             $83,219            $104,023          $124,828           $145,632
$250,000                      $69,539             $92,719            $115,898          $139,078           $162,257




Remuneration                    15                  20                 25                30                35
------------                    --                  --                 --                --                --

$275,000                      $76,664            $102,219            $127,773          $153,328           $178,882
$300,000                      $83,789            $111,719            $139,648          $167,578           $195,507
$325,000                      $90,914            $121,219            $151,523          $181,828           $212,132



         Prior to September 3, 2000, the pension plan covers a participant's compensation including bonuses and incentive pay for hourly employees and excluding deferred or supplemental compensation or other forms of compensation, if any, paid by the Company; provided, however, that the amount of a participant's annual compensation taken into account under the plan for any year may be subject to certain limitations under the pension plan or in accordance with applicable law. As to Messrs. Branica, Ford and Tate, the amounts set forth in the Summary Compensation Table under the headings "Salary" and "Bonus" are covered by the pension plan and benefit restoration plan. As of September 3, 2000, Messrs. Branica, Ford and Tate had 5, 18 and 18 years of credited service, respectively.

         There are several different forms of benefit options available under the Company's pension plan, including Straight Life Annuity, 5 Years Certain & Life Annuity, 10 Years Certain & Life Annuity, Level Income Life Annuity (age 62 and 65), Contingent Annuitant Option, and Joint and Survivor Option. The Level Income Life Annuity balances retirement income from the pension plan and social security benefits so that income remains more or less constant regardless of when social security benefits begin.

ALTERNATIVE PENSION PLAN DISCLOSURE

         In 2001, Messrs. Ford and Tate as well as William Mustain, the Company's former CEO and Keith Johnstone, a former Vice President, remained eligible to receive supplemental retirement benefits under the benefit restoration plan. The supplemental retirement benefit is equal to 40% of the executive's average compensation until September 3, 2000 reduced by the sum of the executive's (1) pension plan benefit, (2) benefit restoration plan amount, and (3) estimated social security benefit. Average compensation is the average earnings (including elective deferrals) during the last 24 months of employment decreased by any retention bonus paid on a change in control and any income from restricted stock or stock options. The supplemental retirement benefit is reduced by 0.25% for each month that the payment date precedes the date the executive attains age 62.

         In December 2001, the Company reached agreement with Mr. Mustain which, among other things, reduced Mr. Mustain's total remaining entitlement under the benefit restoration plan from $1,102,328 to be paid by January 2002, to $288,314 to be paid in five (5) equal annual installments commencing in 2004. In March 2002, the Company reached agreement with Messrs. Johnstone, Ford and Tate whereby the Company agreed to pay them $218,391, $175,875 and $122,438, respectively, in exchange for their agreement with respect to termination of the benefit restoration plan and a release of further liabilities on the part of the Company with respect to that plan. The foregoing amounts to Johnstone, Ford and Tate are payable in 36 monthly installments of $1,250 each and then a balloon payment of the remaining balance the amount of which will be the respective total payable as set forth above less the total of the installment payments. No interest is payable. These agreements enabled the Company to terminate the benefit restoration plan and to thus recognize the gain in its financial statements from the reduction negotiated with Mr. Mustain.

EXECUTIVE SEVERANCE PLAN

         Effective as of September 5, 1995, the Board of Directors adopted a severance plan for the Company's executive officers (as the same may be amended from time to time, the "Executive Severance Plan"). The Executive Severance Plan was revised as of November 15, 2000 to reduce the benefits payable under the plan. The Executive Severance Plan is designed to provide for the payment of severance benefits if an executive officer is terminated without cause, or if the executive terminates with good reason within 90 days (previously two years) after a change of control. The Executive Severance Plan covers the Company's Chief Executive Officer, President, Senior Vice Presidents, Chief Financial Officer, and Vice Presidents. In addition, the Compensation Committee of the Board of Directors can specifically designate other employees to participate. The persons covered by the Executive Severance Plan are hereinafter referred to as the "Covered Executives." The severance period over which payments are made varies with the job classification of the Covered Executive as follows: (i) 18 months for the President, Chief Executive Officer or Chief Financial Officer (formerly 24 months for the President or Chief Executive Officer), (ii) 6 months for a Senior Vice President or Vice President of Engineering (formerly 18 months), and (iii) 3 months for other Vice Presidents (formerly 12 months). Other designated participants would have individual periods established, not longer than 12 months (formerly 24 months).

         Under the Executive Severance Plan, if a Covered Executive is terminated by the Company without Good Cause (as defined below) or if he or she terminates employment with Good Reason (as defined below) within 90 days (formerly 24 months) following a Change of Control (as defined below), the Covered Executive is entitled to receive monthly payments of his or her final salary (or the Covered Executive's salary at a Change of Control, if larger). Prior to November 15, 2000, a Covered Executive's average bonus was also covered. The Covered Executive would receive these payments even if he or she is employed by another company during the severance period. The Company may pay the severance benefit in a lump sum at its option. The Covered Executive's spouse or other named beneficiary is entitled to any unpaid benefit after death.

         In addition, the Covered Executive would receive health, life and disability insurance coverage for the severance period. The Covered Executive would have to contribute toward the premiums for any insurance to the same extent as when employed. Insurance benefits would cease if the Covered Executive is employed by another company and is covered by similar benefits.

         As a condition to receiving benefits, the Covered Executive would be required to execute a complete release of the Company from all claims, including all claims relating to the Covered Executive's employment and his or her termination of employment.

         The Covered Executive's benefit would be reduced to avoid application of the "excess parachute payment" restrictions after a Change of Control. An excess parachute payment is subject to an additional 20% excise tax payable by the employee and an excess parachute payment is not deductible by the employer. In general, an excess parachute payment is a payment made due to a Change of Control that exceeds three times the employee's average compensation for the prior five years.

         The Board of Directors can amend or terminate the Executive Severance Plan in the future, except in two circumstances. First, after a Change of Control, the Plan cannot be amended or terminated for 90 days. Second, an amendment or termination cannot affect the benefits of a terminated Covered Executive then receiving benefits.

         With respect to the termination of any Covered Executive by the Company, the term "Good Cause" means the (a) fraud or material misappropriation by the Covered Executive with respect to the business or assets of the Company;
(b) the persistent refusal or willful failure of the Covered Executive materially to perform his or her duties and responsibilities to the Company, which continues after the Covered Executive receives notice of such refusal or failure; (c) conduct by the Covered Executive that constitutes disloyalty to the Company and that materially harms or has the potential to cause material harm to the Company; (d) the Covered Executive's conviction of a felony or crime involving moral turpitude; (e) the use of drugs or alcohol that interferes materially with the performance by the Covered Executive's of his or her duties; or (f) the violation of any significant Company policy or practice, including but not limited to the Company policy prohibiting sexual harassment.

         With respect to a termination by a Covered Executive after a Change of Control, "Good Reason" would exist if, without the Covered Executive's express written consent, (a) there is a significant adverse change in such Covered Executive's authority or in his or her overall working environment; (b) such officer is assigned duties materially inconsistent with his duties, responsibilities and status at the time of a Change of Control; (c) there is a reduction, which is not agreed to by the Covered Executive, in the Covered Executive's rate of base salary or bonus percentage; or (d) the Company changes by 50 miles or more the principal location at which such officer is employed.

         Under the plan, a "Change of Control" is defined as the occurrence of any of the following events: (a) the acquisition by any unrelated person of beneficial ownership of 40% or more of the then outstanding shares of Common Stock of the Company (or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors); (b) as a result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of stock or assets or contested election, or any combination of the foregoing transactions, the persons who were Directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company; (c) approval by the stockholders of the Company of a reorganization, merger or consolidation with respect to which the persons who were shareholders of the Company immediately before the transaction do not, immediately after the transaction, beneficially own more than 50% of the then outstanding shares of Common Stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors, or (d) a sale or other disposition of all or substantially all the assets of the Company, other than in the ordinary course of business.

EMPLOYMENT AGREEMENTS

         In connection with his resignation as chief executive officer of the Company in October 2000, Mr. Mustain and the Company entered into a separation agreement. The Company agreed to continue Mr. Mustain's salary from October 3, 2000 to December 31, 2000 and to pay Mr. Mustain severance of $100,000 per year for three years through December 2003. Mr. Mustain agreed to deferred payment of his benefits under the benefit restoration plan and the Company agreed to extend Mr. Mustain's stock options for one additional year through December 2001. In December 2001, the Company and Mr. Mustain reached agreement on substantially reduced payments under the benefit restoration plan as described more fully above, and the parties each executed a general release of claims in favor of the other party.

         The Company presently has an employment contract with Mr. Branica. Mr. Branica had an employment agreement in connection with his service as President of Key Voice Technologies before his election as Chief Executive Officer of the Company. That employment agreement had a five-year term that expired on March 20, 2001. In September 2001, the Board approved a new two year employment agreement with Mr. Branica. The agreement provides for a base salary of $325,000 per year and a bonus payable upon the attainment of certain Company objectives. In addition, Mr. Branica's employment agreement also provided for the granting of 13,333 stock options which were issued in December 2001, and the payment of a $15,000 bonus which was paid in September 2001.

         The Company and Mr. Branica entered into an amendment to his employment agreement on June 20, 2002. The amendment provided for: (a) a reduction in Mr. Branica's annual salary to $225,000; (b) establishment of a performance bonus plan, the terms of which are to be determined by the Compensation Committee, providing for payment of a bonus of 100% of Mr. Branica's annual salary; (c) the granting of stock options to purchase 26,667 shares plus a number of shares equivalent to 2% of the fully diluted Common Stock of the Company, two days following closing of the Bridge Financing, 26,667 of which options are fully vested, except that all of the options granted in the amendment are subject to termination if the Company fails to complete the Subsequent Placement by September 27, 2002; and (d) the granting of warrants to purchase 55,000 shares of Common Stock at $0.15 per share in full satisfaction of a performance bonus previously awarded that remained unpaid. In December 2001, the Company provided Mr. Suijk a letter describing the terms of his continued employment with the Company. Mr. Suijk is no longer the Company's chief financial officer and the Company is currently in negotiations with Mr. Suijk regarding the terms of a separation agreement.

         The Company entered into an employment agreement with Mr. Provow in November 2002, whereby Mr. Provow agreed to serve as the Company's Chairman of the Executive Committee beginning on November 25, 2002. A copy of Mr. Provow's employment agreement is attached hereto as Exhibit C. The term of Mr. Provow's employment is for six months and is renewable for a further six months upon the mutual agreement of both the Company and Mr. Provow. Pursuant to the terms of the employment agreement, Mr. Provow is to be paid at the rate of $180,000 per year and was issued options to purchase 166,667 shares of Common Stock at the exercise price of $1.80 per share. The options were issued outside of the Company's existing stock option plan and become exercisable in increments of one-third of the total grant as of each anniversary of Mr. Provow's employment with the Company, provided that Mr. Provow remains either an employee or director of the Company.

         In November 2002, the Company provided a letter to Mr. Clinebell offering him employment as the Company's Senior Vice President, Chief Financial Officer and Treasurer. The letter, a copy of which is attached hereto as Exhibit D, described some of the terms of Mr. Clinebell's employment with the Company including an annual salary of $180,000 and the granting of options to purchase 80,000 shares of Common Stock at an exercise price of $1.80 per share. Such stock options are exercisable in increments of one-third of the total grant as of each anniversary of Mr. Clinebell's employment with the Company. Further, the letter sets forth that, in the event of termination of Mr. Clinebell's employment after the first year thereof, the Company would pay severance pay equal to six (6) months of Mr. Clinebell's salary subject to the terms of the Company's existing Executive Severance Plan (except without regard to any provision of that Plan that might otherwise entitle Mr. Clinebell to severance in excess of six months), and that such severance would also be paid for termination prior to the end of the first year of employment if Mr. Clinebell's employment is terminated by the Company without "Good Cause," or if Mr. Clinebell terminates his employment with "Good Reason," within 90 days of a "Change of Control" (as each of those terms are defined in the Executive Severance Plan). Mr. Clinebell accepted the terms of employment offering by the Company, as outlined in the letter.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

         ComVest Venture Partners, L.P. ("ComVest") owns approximately 53% of our Common Stock and is the holder of a Placement Note in the amount of $3,166,750. Michael S. Falk, Keith Rosenbloom and Travis Lee Provow are managers of ComVest. Michael S. Falk is Chairman and Chief Executive Officer of Commonwealth. Commonwealth is an affiliate of ComVest and acted as the placement agent (the "Placement Agent") for recent private placements. The Placement Agent is interested in Comdial complying with the terms of the private placements. Keith Rosenbloom, Harold Blue, T. Lee Provow and Michael S. Falk are directors of Commonwealth Associates Management Company, Inc., which is the general partner of the Placement Agent. Michael S. Falk, T. Lee Provow, and Keith Rosenbloom are also current Directors of Comdial and each has been re-elected. In connection with the recent private placements, the Placement Agent received warrants to acquire 454,727 shares of Common Stock at an exercise price of $0.15 per share.

         Nickolas A. Branica, our chief executive officer and a director, beneficially owns approximately 11% of our Common Stock and is the holder of a Placement Note in the amount of $433,350.

DESCRIPTION OF OUR COMMON STOCK

         All outstanding shares of our Common Stock are fully paid and non-assessable. Each share of the outstanding Common Stock is entitled to participate equally in dividends as and when declared by the Board of Directors and is entitled to participate equally in any distribution of net assets made to the stockholders upon our liquidation. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our Common Stock. All shares of our Common Stock have equal


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


 rights and preferences. The holders of
our Common Stock are entitled to one vote for each share held of record on all matters voted upon by stockholders.

VOTING RIGHTS

         Each share of Common Stock is entitled to one vote in the election of directors and other matters. Common stockholders are not entitled to preemptive or cumulative voting rights.

                                          By Order of the Board of Directors

                                         /s/ Ralph Dyer
                                         --------------------------------------
                                         Ralph Dyer, Secretary

December 6, 2002


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


                                INDEX TO EXHIBITS


  EXHIBIT                              DESCRIPTION
  -------                              -----------

     A                   Form of Fourth Amended and Restated Certificate of
                         Incorporation

     B Form of Amended 2002 Employee and Non-Employee Director Stock Incentive Plan

     C Form of Employment Agreement by and between Comdial Corporation and Travis Lee Provow

     D                   Form of Employment Letter to Kenneth Clinebell from
                         Comdial Corporation


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